August 27, 1997

Nuveen Investment Trust
333 West Wacker Drive
Chicago, Illinois  60606

Re:	Rule 24f-2 Notice

Ladies and Gentlemen:

We have acted as special counsel to Nuveen Investment Trust, a Massachusetts business trust (the "Trust"), with respect to the Class A Shares, Class B Shares, Class C Shares and Class R Shares of the
Nuveen Balanced Stock and Bond Fund, the Nuveen Balanced Municipal and Stock Fund, and the Nuveen Growth and Income Stock Fund
(collectively, the "Shares"), in connection with the Trust's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), of an indefinite number of its Shares of Beneficial Interest, par value $.01 per share, under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to Rule 24f-2, the Trust proposes to file a notice for the above series (the "Notice") with the Securities and Exchange Commission (the
"Commission") with respect to the fiscal year ended June 30, 1997, in order to make definite in number the registration of the Shares in the aggregate amount of set forth in the Notice. This opinion is being delivered to you in connection with the Trust's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:
	(a)	a certificate of the Secretary of State of the Commonwealth of
Massachusetts as to the existence of the Trust;
	(b)	copies, certified by the Secretary of State of the
Commonwealth of Massachusetts, of the Trust's Declaration of Trust,
including the Establishment and Designation of Series of Shares of
Beneficial Interest and the Establishment and Designation of Classes,
and of all amendments thereto relating to the Shares on file in the office of the Secretary of State (collectively, the "Declaration of Trust");
	(c)	a certificate executed by H. William Stabenow, the
Treasurer of the Trust, as to the issuance of the Shares in accordance with the Trust's Declaration of Trust and By-Laws, and as to the receipt by the Trust of the net asset value of the Shares covered by the Notice;
and
	(d)	a certificate executed by Karen L. Healy, an Assistant
Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws, and certain resolutions of the Board of Trustees of the Trust authorizing the issuance of the Shares covered by the Notice.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies.
As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares covered by the Notice, when issued, in the aggregate amount as set forth in the Notice, were legally issued, fully paid, and nonassessable, except that, as set forth in the registration statements relating to the Shares as currently in effect or as filed with the Commission pursuant to the 1933 Act, holders of the Shares may, under certain circumstances, be held personally liable for the obligations of the Trust.


Very truly yours,

CHAPMAN AND CUTLER